Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-238146 on Form S-1 of our report dated March 13, 2020 (May 26, 2020, as to effects of the reverse stock split discussed in Note 17), relating to the financial statements of Pliant Therapeutics, Inc. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

San Francisco, California

May 26, 2020